UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 13, 2007

Getty Realty Corp.
(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of	(Commission	(IRS Employer
Organization)	File Number)	Identification No.)

125 Jericho Turnpike, Suite 103
Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:	(516) 478-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective on October 31, 2007, Andrew M. Smith resigned his positions as President, Secretary and Chief Legal Officer of the Company. The Company entered into a Severance Agreement and General Release (the “Agreement”) with Mr. Smith on November 13, 2007 pursuant to which he will receive cash payments of approximately $405,000 in settlement of outstanding restricted stock units and approximately $197,000 in payment of severance. Additionally, the Agreement provides for the continuation of health and dental insurance benefits for Mr. Smith and his family for up to one year at the Company’s expense. Under the terms of the Agreement, among other provisions, Mr. Smith has: (1) granted a release of any claims against the Company, except for claims for indemnification that may arise under Company policies and arrangements covering employees and officers and benefits and compensation arising under the Agreement earned and accrued through the last day of his employment or otherwise required by applicable laws; and (2) agreed to certain nondisclosure of confidential information and non-disparagement restrictions. The portion of the severance cost that was not accrued for as of his resignation date of approximately $325,000 will be recorded in general and administrative expenses during the quarter ended December 31, 2007.

A Severance Agreement and General Release by and between Getty Realty Corp. and Andrew M. Smith effective October 31, 2007 and dated November 13, 2007 is attached as Exhibit 10.22.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits

Exhibit
Number	Description
10.22	Severance Agreement and General Release by and between Getty Realty Corp. and Andrew M. Smith effective October 31, 2007 and dated November 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date: November 14, 2007	By:	/s/ Thomas J. Stirnweis
Thomas J. Stirnweis
Vice President, Treasurer and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description

Exhibit 10.22	Severance Agreement and General Release by and between Getty Realty Corp. and Andrew M. Smith effective October 31, 2007 and dated November 13, 2007